Exhibit 99.1

FOR IMMEDIATE RELEASE

Sunny Uberoi
Media Relations
212.994.8206
suberoi@antigenics.com

Robert Anstey
Investor Relations
800.962.2436
ir@antigenics.com

JOHN HATSOPOULOS JOINS ANTIGENICS’ BOARD OF DIRECTORS

NEW YORK – June 11, 2007 – Antigenics Inc. (NASDAQ: AGEN) today announced the appointment of John Hatsopoulos to its board of directors. Mr. Hatsopoulos is currently the chief executive officer of American DG Energy. He is the cofounder of Thermo Electron Corporation and served as the company’s president and vice chairman of the board of directors.

“John is recognized by the US and the international investment community for developing innovative strategies that create long-term shareholder value,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “His extensive knowledge and impressive track record in finance combined with his operational expertise will be very valuable to Antigenics.”

Mr. Hatsopoulos is chief executive officer of American DG Energy, which provides a range of products and services in support of the emerging market for onsite generation of electricity, heating and cooling at commercial, institutional and light industrial facilities. Mr. Hatsopoulos is also chairman of GlenRose Capital LLC, a successful leverage buyout investment fund, as well as managing partner of Alexandros Partners LLC, a financial advisory firm. Prior to American DG Energy, Mr. Hatsopoulos cofounded Thermo Electron, a leading provider of analytical and monitoring instruments used in life sciences research, telecommunications, food, drug and beverage production. From 1956 to 1998, Mr. Hatsopoulos held several positions at Thermo Electron, including president, chief financial officer and vice chairman of the board of directors. While at Thermo Electron, Mr. Hatsopoulos developed innovative financial global strategies, including the creation of 24 public companies, and together with Thermo Electron, generated close to $5 billion of capital. From 1994 to 2000, Mr. Hatsopoulos served on the board of the American Stock Exchange and currently serves as a board director of TEI BioSciences. Mr. Hatsopoulos earned degrees in history and mathematics from Northeastern University and attended Athens College in Greece.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in more than twenty indications, several in late-stage clinical trials. For more information, please visit antigenics.com.

This press release contains forward-looking statements, including statements regarding Mr. Hatsopoulos’ anticipated future contributions to the company’s board of directors. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties. The prior track record of Mr. Hatsopoulos does not assure Antigenics’ future success.

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